Exhibit (i)(2)

December 13, 2017

Horizons ETF Trust I (formerly Recon Capital Series Trust)

c/o Horizons ETFs Management (US) LLC

1 Landmark Square, 7th Floor

Stamford, CT 06901

Re:	Horizons ETF Trust I (formerly Recon Capital Series Trust)

    File Nos. 333-183155 and 811-22732

Trustees:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 41 to the Horizons ETF Trust I Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 50 under the Securities Act of 1933 (Amendment No. 52 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP